File No. 70-8773


                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


              POST EFFECTIVE AMENDMENT NO. 1 TO THE
                             FORM U-1
                   APPLICATION AND DECLARATION
                            UNDER THE
            PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                       UNITIL CORPORATION
                      UNITIL RESOURCES, INC.
                       UNITIL SERVICE CORP.
                       6 Liberty Lane West
                  Hampton, New Hampshire  03482
           (Name of companies filing this statement and
             address of principal executive offices)

                        UNITIL CORPORATION
             (Name of top registered holding company
              parent of each applicant or declarant)

                          Gail A. Siart
                            Treasurer
                        UNITIL CORPORATION
                       6 Liberty Lane West
                  Hampton, New Hampshire  03482
             (Name and address of agent for service)

          The Commission is requested to mail copies of all orders, notices and communications to:

                      William S. Lamb, Esq.
              LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                       125 West 55th Street
                  New York, New York  10019-5389



          Unitil Corporation, a New Hampshire corporation

("Unitil") and a registered holding company under the Public

Utility Holding Company Act of 1935 (the "Act"), its wholly owned subsidiary, Unitil Resources, Inc., a New Hampshire corporation

("URI") and its service company subsidiary, Unitil Service Corp.,

a New Hampshire corporation ("Unitil Service"), each of Hampton,

New Hampshire (collectively, the "Applicants"), hereby file this

Post Effective Amendment No. 1 to their Application and

Declaration on Form U-1 (the "Application") with the Securities and Exchange Commission (the "Commission") for the purpose of amending the Application as set forth below.  In all other

respects, the Application as previously filed will remain the same:

1.  By amending and restating paragraph A of Item 1 as follows:

          A.   Request for Authority for URI to Provide Energy

               Marketing and Related Services

          As authorized by orders dated May 24, 1993 (HCAR No.

25816) (the "1993 Order") and May 31, 1996 (HCAR No. 26527) (the

"May Order"), URI is currently engaged in the business of

providing energy related management and consulting services and technical assistance to customers ("Energy Management"),

wholesale marketing of electricity, natural gas and other energy commodities ("Wholesale Energy Marketing") and retail marketing of electricity in New Hampshire and Massachusetts.  In addition,

Unitil Corporation is authorized to issue certain guarantees in connection with URI's activities and the employees of Unitil

Service and the system operating utility companies are authorized to provide services to URI in connection with these activities,

subject to certain limitations.    At the time of the May Order,

the Commission reserved jurisdiction over URI's request for

authorization to engage in transactions as a retail marketer of electricity, natural gas and other energy commodities, including oil, refined petroleum products, liquids, coal wood and other similar combustible materials, in all other jurisdictions pending

completion of the record.    Unitil  hereby respectfully requests

that the Commission release jurisdiction over the retail

marketing  of electricity, natural gas, including propane

distributed in enclosed portable containers, and other energy commodities ("Retail Energy Marketing," together with Wholesale

Energy Marketing, "Energy Marketing") by URI within the United

States (including participation in pilot and other retail

competition activities, and the ownership, operation,

installation, sale, leasing or renting, operating and servicing of physical assets reasonably incidental or necessary in the day-

to-day conduct of such Energy Marketing activities), provided that (i) URI will only engage in retail sales of electricity or natural gas in states where it has been  authorized or permitted to make such sales under applicable state laws, regulations or orders,  (ii) URI will not sell electricity to any Unitil public utility company absent appropriate approvals by the Federal

Energy Regulatory Commission and (iii) URI will not acquire any assets if, as a result of the acquisition, it would become a

"public utility company" within the meaning of the Act.

          In order to manage the risk associated with its Energy

Marketing and related activities, URI will use marketing hedging techniques,<F1> match obligations to market prices,

contractually limit damages and volume and enter into relatively short term contracts, all of which are efforts  to minimize the

financial exposure of Unitil through its guarantees.   URI will

not engage in speculative trading in the energy market, will limit hedging activity to no more then  the total amount of

commodities of URI that are subject to market price fluctuation and will engage in such activities in accordance with Unitil system policy with respect to price risk.  Unitil will not seek recovery through higher rates to the Unitil system's utility customers in order to compensate Unitil for any possible losses that it may sustain on investments in URI or for any inadequate returns on such investments.

	-------------------------

          <F1> Such techniques include  futures, forwards, swaps and option contracts relating to the energy commodities in which URI deals.


          Unitil notes that this request for release of

jurisdiction is consistent with a number of recent orders issued by the Commission under the Act.  First, in addition to the May

Order, the Commission initially issued a number of orders to other registered holding companies authorizing their subsidiaries to engage in certain retail marketing activities in  states where retail programs had been approved by the appropriate regulatory bodies and where the applicant qualified to participate in such programs.<F2>  At that time, the Commission reserved

jurisdiction over retail activities in other states pending

completion of the record.<F3>   Following the rapid

development of both legislative and company-sponsored retail pilot programs throughout the United States, it became clear that a state-by-state approval approach was neither practical or

necessary to protect the public interest, and the Commission issued an order to SEI Holdings, Inc., a subsidiary of the

Southern Company, allowing it to engage in retail marketing

activities throughout the United States provided that such

activities would only be conducted where authorized or permitted under state regulatory law.<F4>  Subsequently, the Commission released the jurisdiction it had previously reserved over retail energy marketing activities in the United States with regard to a number of other registered holding company systems.<F5>

	-----------------------

          <F2> Consolidated Natural Gas Company, HCAR No. 26512 (April 30,
               1996); Eastern Utilities Associates, HCAR No. 26519 (May 23,
               1996); Northeast Utilities, HCAR No. 26544 (Aug. 13, 1996); American Electric Power Company, Inc., HCAR No. 26572 (Sept. 13, 1996).

          <F3> Id.

          <F4> SEI Holdings, Inc., HCAR No. 26581 (Sept. 26, 1996).  It
               should be noted that this order authorizes SEI Holdings, Inc. to engage in retail marketing of electricity, gas, oil and coal.

          <F5> American Electric Power Company, Inc., HCAR No. 26583 (Sept.
               27, 1996) (authorizing retail marketing of electricity, natural and manufactured gas, emission allowances, coal, oil, refined petroleum products and natural gas liquids); Eastern Utilities Associates, HCAR No. 26586 (Oct. 2, 1996) (authorizing retail marketing of electricity, oil and gas); Northeast Utilities, HCAR No. 26592 (Oct. 11, 1996) (authorizing retail marketing of electric power and natural gas).


2.   By amending and restating paragraph C of Item I as follows:

          C.   Request for Authority for Unitil

               Service to Provide Services to URI

          As authorized by the May Order, URI contracts with

Unitil Service for personnel to perform most of URI's Energy

Marketing and Energy Management activities and certain personnel of the Unitil system operating utility companies provide

additional technical services to URI.   The services provided by

Unitil Service to URI in connection with its Energy Marketing and

Energy Management activities are provided pursuant to the terms of the existing service company agreement between URI and Unitil

Service, including the reimbursement of costs in accordance with the requirements of Rules 90 and 91 promulgated under the Act.

As a result of a miscommunication between the Applicants and the

Commission, the May Order limited the provision of such services to URI to no more than five percent of the employees of Unitil

Service at any one time, instead of the requested limit of no more than five percent of the employees of the Unitil holding company system rendering, directly or indirectly, services to URI at any one time.  It should be noted that in any case, with

regard to services provided by employees of Unitil's public

utility subsidiaries, URI remains subject to the existing

limitation that no more than five percent of the employees of

Unitil's public utility subsidiaries render, directly or

indirectly, services to URI at any one time.<F6>   However,

because Unitil is a small holding company system , the number of employees of Unitil Service is small and limiting URI to five percent of the employees of just one subsidiary of this small system is impractical.  Therefore, Unitil hereby requests that the Commission clarify the May Order stating that the provision of services to URI is limited to no more than five percent of the employees of the Unitil holding company system, provided that no more than 5% of the employees of Unitil's public utility

companies shall render services to URI.


          ____________________

          <F6> See 1993  Order.   As previously stated, Unitil believes
               that this limit coupled with its undertaking that URI's use of personnel will not interfere with Unitil's operating companies operations provides a sufficient safeguard for the operating companies.


3.   By amending and restating Item 5 as follows:

Item 5.   PROCEDURE

          A notice of the filing of the initial Application was

issued by the Commission on March 8, 1996 (HCAR No. 26487) and no

request for a hearing was received.  The Applicants hereby

respectfully request that the Commission enter as soon as

possible, but no later than January 15, 1997 an appropriate

order releasing jurisdiction over the Retail Energy Marketing activities and clarifying the limits with respect to the

provision of services by Unitil Service and granting and

permitting this Application to become effective with respect to such matters.




                            SIGNATURE

          Pursuant to the requirements of the Public Utility

Holding Company Act of 1935, the undersigned companies have duly caused this Post-Effective Amendment to the Application to be signed on their behalf by the undersigned thereunto duly

authorized.



                              Unitil Corporation
                              Unitil Resources, Inc.
                              Unitil Service Corp.

                              By:   /s/ Gail A. Siart
                                        Gail A. Siart
                                   Secretary and Treasurer
                                     Unitil Corporation
                                   Vice President and Treasurer
                                     Unitil Resources, Inc.
                                   Senior Vice President
                                     Unitil Service Corp.

Date:  December 31, 1996